Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2007, accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph as the Company changed its method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123(R), Share-based Payment, effective December 31, 2005) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of First Consulting Group, Inc. and Subsidiaries on Form 10-K for the year ended December 29, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Consulting Group, Inc. on Forms S-8 (File No. 333-55981, effective June 4, 1998, File No. 333-69991, effective December 31, 1998 and File No. 333-66584, effective August 2, 2001).

/s/ GRANT THORNTON LLP
Irvine, California
March 12, 2007